THIRD AMENDMENT

to

MUTUAL FUND SERVICES AGREEMENT

Between

BRUCE FUND, INC.

and

UNIFIED FUND SERVICES, INC.

(now known as ULTIMUS ASSET SERVICES, LLC)

This Amendment revises the Mutual Fund Services Agreement, dated October 18, 2004 (the “Agreement”) between Bruce Fund, Inc. (the “Corporation”), and Unified Fund Services, Inc. (now known as Ultimus Asset Services, LLC (“Ultimus”), an Ohio limited liability company (collectively, the “Parties”).

1.	The Parties agree to amend the Agreement to add the following fees related to securities pricing:

Price Quotes.

The charges for primary securities/commodity price quotes are determined by Ultimus’ cost of obtaining such quotes and, therefore, are subject to change. Current charges (presented as per security/per day unless otherwise noted) are as follows:

Canadian and Domestic Equities	$0.08
International Equity (Non-Fair Value)	$0.40
International Equity (Fair Value)	$0.70
Options	$0.10
Futures (Listed)	$0.27
Corporate Bonds, MBS Bonds, MBS ARMs, & Money Markets	$0.60
Government/Agency	$0.58
Floating Rate MTN	$0.62
Municipal Bonds	$0.66
High Yield Corporate Bonds & High Yield Municipal Bonds	$0.82
International Bond	$1.08
ABS & ABS Home Equity	$1.09
CMO Non-Agency Whole Loan ARMs, CMOs, & CMO Other ARMs	$1.09
CMBS	$1.42
CDO & CLO	$3.75
Leverage Loans/Bank loans [monthly]	$16.00
Exchange Rates - Spot and Forwards	$0.66

Other Securities/Complex, Hard-to-Value	Market
Manual Pricing Inputs/Advisor Provided	$100 per month up to 10 manual inputs
Controlled Foreign Corporation (CFC)	$100/month/CFC

2.	The parties agree to amend the Agreement by deleting the section relating to Out-of-Pocket Fees in the Fund Accounting Fee Schedule, and replacing it with the following:

Out-of-Pocket Expenses.

In addition to the above fees, the Fund will reimburse Ultimus for the costs of the portfolio-price-quotation services utilized by the Fund for secondary security market quotes.

3.	Except as set forth in this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Agreement, the terms of this Amendment will prevail.

The Parties have duly executed this Amendment as of January 1, 2020.

BRUCE FUND, INC.	ULTIMUS ASSET SERVICES, LLC

/s/ R. Jeffery Bruce	/s/ David James
By: ________________________________	By: _______________________________

Name: R. Jeffrey Bruce	Name: David James

Title: Vice President	Title: Executive Vice President/Chief Legal and Risk Officer